Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Media Relations
(817) 415-3189	(817) 415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION REPORTS
FOURTH-QUARTER AND FULL-YEAR 2011 RESULTS

FORT WORTH, Texas, Feb. 21, 2012 — RadioShack Corp. (NYSE: RSH), a leading national retailer of innovative mobile and technology products, services and accessories, today reported results for the fourth quarter ended Dec. 31, 2011, in line with the Company’s pre-announcement of earnings on Jan. 30, 2012.

Total net sales and operating revenues from continuing operations for the 2011 fourth quarter increased 5.9% to $1.39 billion, compared to $1.31 billion for the 2010 fourth quarter. Net income for the 2011 fourth quarter was $11.9 million, or $0.12 per diluted share, compared with net income of $57.0 million, or $0.51 per diluted share, for the fourth quarter ended Dec. 31, 2010.

RadioShack ended the fourth quarter with a cash balance of $591.7 million. Inventories stood at $744.4 million at the end of the quarter, up $20.7 million compared to the end of the 2010 fourth quarter, reflecting increased investment in mobility products.

Jim Gooch, president and chief executive officer of RadioShack Corp., said, “The final results for our fourth quarter are in line with the preliminary range we issued in January. Despite our gross margin challenges, we have a strong balance sheet, are making progress in our mobility business, and expect to advance our business improvement initiatives in 2012.”

RadioShack will discuss the quarter and the outlook for 2012 via a live Internet webcast of its investor conference call at 8:30 a.m. EST today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

Fourth-Quarter Results from Continuing Operations

The increase in total net sales and operating revenues for the 2011 fourth quarter was driven by a $93.4 million increase in other sales, reflecting the rollout of the Company’s Target Mobile centers to 1,496 locations by Dec. 31, 2011, compared to 850 locations at Dec. 31, 2010. This increase was partially offset by a $16.3 million decrease in sales generated by U.S. RadioShack company-operated stores.

Comparable store sales for company-operated stores and Target Mobile centers increased 2.2 percent during the 2011 fourth quarter. The increase was primarily attributable to higher postpaid wireless sales of AT&T Wireless and Verizon Wireless products and services.  Tablet devices also contributed to the increase in comparable store sales. These increases were partially offset by a decline in Sprint and T-Mobile postpaid wireless sales, in addition to lower sales of digital cameras and digital music players.

Consolidated gross profit for the 2011 fourth quarter was $482.4 million, or 34.8 percent of net sales, compared with $537.0 million, or 41.0 percent of net sales, for the 2010 fourth quarter. The fourth-quarter gross margin decline reflects a shift in mix within mobility sales toward certain lower margin smartphones and mobile devices; a higher percentage of mobility sales in the overall revenue mix, driven largely by the Company’s expansion of Target Mobile centers; and the impact of a more promotional holiday season.

Consolidated selling, general and administrative (“SG&A”) expenses for the 2011 fourth quarter were $431.1 million, or 31.1 percent of net sales, compared with $420.9 million, or 32.1 percent of net sales, for the 2010 fourth quarter. The increase in SG&A expenses in the fourth quarter resulted primarily from higher compensation expense to support the additional 646 Target Mobile centers in operation at the end of 2011 compared to the end of 2010.  These higher expenses were partially offset by lower incentive compensation and rent and occupancy costs.

The fourth-quarter 2011 operating income was $30.5 million, compared with fourth-quarter 2010 operating income of $96.9 million.

Full-Year Results from Continuing Operations

Total net sales and operating revenues for 2011 (12 months ended Dec. 31, 2011) increased 2.6 percent to $4.38 billion, compared to 2010 (12 months ended Dec. 31, 2010). Comparable store sales for company-operated stores and Target Mobile centers decreased 2.2 percent in 2011, compared to 2010.

Consolidated gross profit for 2011 included one-time charges of $3.9 million associated with a T-Mobile inventory valuation charge and our China manufacturing plant closure. Excluding one-time items, gross profit would have been $1.81 billion, or 41.5 percent of net sales, compared to $1.91 billion, or 44.9 percent of net sales, in 2010.

Consolidated SG&A expenses for 2011 were $1.58 billion, and included one-time charges of $32.9 million relating to the wireless carrier transition in the third quarter and the China manufacturing plant closure. Excluding one-time items, SG&A expenses would have been $1.54 billion, or 35.3 percent of net sales, compared to $1.48 billion, or 34.8 percent of net sales, for the same period of 2010.

Operating income for 2011 was $155.1 million, and included one-time items totaling $37.4 million, compared to operating income of $350.2 million for 2010.

Net income for 2011 was $72.2 million, or $0.70 per diluted share.  Net income in 2011 included the following one-time items:

•	Costs of $23.4 million ($14.4 million after tax), or $0.14 per diluted share, relating to the wireless carrier transition in the third quarter;
•	Inventory valuation charge of $2.6 million ($1.6 million after tax), or $0.02 per diluted share, associated with T-Mobile inventory;
•	China plant closure costs of $11.4 million ($7.7 million after tax), or $0.07 per diluted share; and
•	Costs associated with the early retirement of debt totaling $4.1 million ($2.5 million after tax) or $0.02 per diluted share.

Excluding one-time items, net income for 2011 would have been $98.4 million, or $0.95 per diluted share, compared with net income of $206.1 million, or $1.68 per diluted share, for the same period last year.

Webcast, Conference Call and Form 10-K

RadioShack will host a live Internet webcast of its investor conference call at 8:30 a.m. EST today.  The Internet broadcast may be accessed from the investor relations home page of the RadioShack corporate website at http://IR.RadioShackCorporation.com.

An archived replay of the conference call will be available in the investor relations section of the corporate website, radioshackcorporation.com.  A telephone replay will be available beginning at approximately 11 a.m. EST today and will remain available until midnight on March 6, 2012. The telephone replay can be accessed by calling toll-free at (888) 286-8010, or via toll call at (617) 801-6888. The replay pass code is 94408578.

Shareholders may obtain a hard copy of RadioShack’s fiscal 2011 complete audited financial statements free of charge by calling RadioShack Shareholder Services at (817) 415-3021, or by writing to Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, TX, 76102.

Explanation of Non-GAAP Financial Measures

Management measures and reports RadioShack’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, RadioShack highlights certain items that have significantly impacted the Company’s financial results and uses non-GAAP financial measures to help investors understand the financial impact of these items.  Information concerning the reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the supplemental financial tables attached to this release.

Forward-Looking Statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current views and projections regarding economic conditions, the retail industry environment and Company performance.  These statements can be identified by the fact that they include words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook” and other words with similar meaning.  We specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements.  These statements involve a number of risks and uncertainties that could cause our actual results to differ materially from the results discussed in our forward-looking statements.  Factors that could cause our actual results to differ materially from the results discussed in our forward-looking statements include, but are not limited to, our ability to execute and the effectiveness of our 2012 initiatives; the underperformance or loss of certain of our important vendors, such as our wireless carrier providers, or breaches by them of our agreements with them; difficulties associated with our transition to an outsourced arrangement for the production of products we previously manufactured at our Chinese manufacturing plant; an adverse impact on our sales or profitability due to our transition to such an outsourced arrangement; an adverse impact on our sales or profitability due to changes wireless carrier providers make to their customer credit requirements, frequency of upgrade eligibility, or other operational matters, and the timing, completeness, and accuracy of information we receive about such changes;  a decline in our gross margin due to customer demand for lower margin mobile devices, such as smartphones and tablets; difficulties associated with profitably operating our new Target Mobile centers; overall sales performance; economic conditions; product demand; expense levels; competitive activity; interest rates; changes in the Company’s financial condition; availability of products and services and other risks associated with the Company’s vendors and service providers; the regulatory environment; and other factors affecting the retail category in general.  In addition, the declaration of dividends and the dividend rate are at the sole discretion of RadioShack Corporation’s board of directors, and plans for future dividends may be revised by the board at any time.  RadioShack’s dividend could be adversely affected by, among other things, changes in RadioShack’s financial position, results of operations, capital expenditures, cash flows, and applicable tax laws.  Additional information regarding these and other factors is included in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K for the year ended Dec. 31, 2011.

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  The Shack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 34,000 people globally, including a team of friendly and helpful sales experts who have been recognized for delivering the best customer service in the wireless industry.  RadioShack’s retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® and The Shack® are registered trademarks licensed by RadioShack Corporation.

Financial Tables Follow

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share amounts)	2011	2010	2011	2010
Net sales and operating revenues	$1,386.9	$1,309.8	$4,378.0	$4,265.8
Cost of products sold	904.5	772.8	2,567.2	2,352.1
Gross profit	482.4	537.0	1,810.8	1,913.7

Operating expenses:
Selling, general and administrative	431.1	420.9	1,577.4	1,483.8
Depreciation and amortization	19.4	18.3	75.2	75.7
Impairment of long-lived assets	1.4	0.9	3.1	4.0
Total operating expenses	451.9	440.1	1,655.7	1,563.5

Operating income	30.5	96.9	155.1	350.2

Interest income	0.9	0.5	3.1	2.6
Interest expense	(13.6)	(10.9)	(46.8)	(41.9)
Other loss	--	--	(4.1)	--

Income from continuing operations before income taxes	17.8	86.5	107.3	310.9
Income tax expense	5.9	33.4	40.2	120.2

Income from continuing operations	11.9	53.1	67.1	190.7
Discontinued operations, net of income taxes	--	3.9	5.1	15.4

Net income	$11.9	$57.0	$72.2	$206.1

Basic net income per share:
Income per share from continuing operations	$0.12	$0.48	$0.65	$1.58
Income per share from discontinued operations	--	0.04	0.05	0.13
Net income per share (basic)	$0.12	$0.52	$0.70	$1.71

Diluted net income per share:
Income per share from continuing operations	$0.12	$0.47	$0.65	$1.55
Income per share from discontinued operations	--	0.04	0.05	0.13
Net income per share (diluted)	$0.12	$0.51	$0.70	$1.68

Shares used in computing net income per share:

Basic	100.0	109.8	102.5	120.5

Diluted	100.4	111.9	103.3	122.7

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (unaudited)

(In millions)	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$591.7	$569.4
Accounts and notes receivable, net	360.6	377.5
Inventories	744.4	723.7
Other current assets	116.1	108.1
Total current assets	1,812.8	1,778.7

Property, plant and equipment, net	270.2	274.3
Goodwill, net	37.0	41.2
Other assets, net	55.1	81.2
Total assets	$2,175.1	$2,175.4

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$--	$308.0
Accounts payable	348.2	272.4
Accrued expenses and other current liabilities	315.4	327.7
Total current liabilities	663.6	908.1

Long-term debt, excluding current maturities	670.6	331.8
Other non-current liabilities	87.6	93.0
Total liabilities	1,421.8	1,332.9

Stockholders’ equity	753.3	842.5
Total liabilities and stockholders’ equity	$2,175.1	$2,175.4

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (unaudited)

	Year Ended
	December 31,
(In millions)	2011	2010
Cash flows from operating activities:
Net income	$72.2	$206.1
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	83.1	84.2
Amortization of discounts on long-term debt	16.3	15.0
Impairment of long-lived assets	3.1	4.0
Stock-based compensation	5.4	9.9
Deferred income taxes	35.2	12.0
Other non-cash items	3.9	12.7
Changes in operating assets and liabilities:
Accounts and notes receivable	15.6	(39.9)
Inventories	(24.1)	(60.4)
Other current assets	(11.4)	(3.6)
Accounts payable, accrued expenses, income taxes payable and other	18.6	(85.0)
Net cash provided by operating activities	217.9	155.0

Cash flows from investing activities:
Additions to property, plant and equipment	(82.1)	(80.1)
Other investing activities	2.0	0.1
Net cash used in investing activities	(80.1)	(80.0)

Cash flows from financing activities:
Issuance of long-term notes	322.5	--
Long-term notes issuance costs	(7.1)	--
Repayments of borrowings	(306.8)	--
Payments to purchase treasury stock	(113.3)	(398.8)
Payments of dividends	(49.6)	(26.5)
Changes in cash overdrafts	32.8	7.5
Proceeds from exercise of stock options	6.0	4.0
Net cash used in financing activities	(115.5)	(413.8)

Net increase (decrease) in cash and cash equivalents	22.3	(338.8)
Cash and cash equivalents, beginning of period	569.4	908.2
Cash and cash equivalents, end of period	$591.7	$569.4

RADIOSHACK CORPORATION AND SUBSIDIARIES
Segment Reporting and Other Selected Financial Data (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2011	2010	2011	2010

Net sales and operating revenues:
U.S. RadioShack company-operated stores	$1,124.0	$1,140.3	$3,663.3	$3,808.2
Other	262.9	169.5	714.7	457.6
	$1,386.9	$1,309.8	$4,378.0	$4,265.8

Operating income:
U.S. RadioShack company-operated stores	$145.5	$204.0	$530.2	$675.4
Other	3.5	7.8	(0.1)	37.8
	149.0	211.8	530.1	713.2

Unallocated	(118.5)	(114.9)	(375.0)	(363.0)
Operating income	30.5	96.9	155.1	350.2

Interest income	0.9	0.5	3.1	2.6
Interest expense	(13.6)	(10.9)	(46.8)	(41.9)
Other loss	--	--	(4.1)	--
Income from continuing operations before income taxes	$17.8	$86.5	$107.3	$310.9

Sales for the U.S. RadioShack company-operated stores segment decreased $16.3 million to $1,124.0 million in the 2011 fourth quarter when compared with the same period last year.  The table below provides a breakdown of sales drivers for U.S. RadioShack company-operated stores in the 2011 fourth quarter compared to the same period last year for each product platform.

Platform (1)	% Sales Change 4Q 2011 vs. 4Q 2010	Drivers of 4Q 2011 vs. 4Q 2010 Sales Changes
Mobility	+15.7	Positive: AT&T and Verizon postpaid wireless handsets and tablet devices Negative: Sprint and T-Mobile postpaid wireless handsets and prepaid wireless handsets
Signature(2)	(1.1)
Positive:  headphones, tablet accessories, warranty services, wireless accessories and technical products
Negative:  digital-to-analog television converter boxes and related television antennas, media storage, imaging accessories, 12-volt, PC accessories, and music accessories

Consumer Electronics	(29.7)	Positive: n/a Negative: digital music players, digital cameras and camcorders, and GPS products
Total U.S. RadioShack company-operated stores	(1.4)%

(1)	For more information, refer to the RadioShack Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 21, 2012.
(2)
The changes in sales of the signature platform, excluding the effect of digital-to-analog television converter boxes, were 0.1%, (4.9)% and (2.1)% for 4Q 2011, 3Q 2011, and 4Q 2010, respectively, when sales in these periods are compared with sales in the same periods in prior years.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Twelve Months Ended Dec. 31, 2011
(in millions, except percents and per share amounts)

	Gross	Gross		SG&A as a	Net	Diluted
	Profit	Margin %	SG&A	percent of sales	Income	EPS
Excluding one-time items	$1,814.7	41.5%	$1,544.5	35.3%	$98.4	$0.95

T-Mobile charge	-	-	23.4	0.5	(14.4)	(0.14)

T-Mobile inventory costs	(2.6)	(0.1)	-	-	(1.6)	(0.02)

China plant closing costs	(1.3)	-	9.5	0.2	(7.7)	(0.07)

Early retirement of debt	-	-	-	-	(2.5)	(0.02)

As reported	$1,810.8	41.4%	$1,577.4	36.0%	$72.2	$0.70

Explanation of Non-GAAP Financial Measures

This release contains some non-GAAP financial measures that exclude the impact of the certain one-time costs from a financial measure computed in accordance with GAAP.  Management believes that these non-GAAP financial measures are an additional way of viewing aspects of RadioShack’s business that, when viewed together with RadioShack’s financial results computed in accordance with GAAP, provide a more complete understanding of RadioShack’s historical financial performance, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the corresponding GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.